Exhibit 99.1

NEWS ANNOUNCEMENT

CONTACT:
William J. Clifford	Joseph N. Jaffoni, Richard Land
Chief Financial Officer	Jaffoni & Collins Incorporated
610/373-2400	212/835-8500 or penn@jcir.com

PENN NATIONAL GAMING, INC. CALLS FOR REDEMPTION OF
ITS 6 7/8% SENIOR SUBORDINATED NOTES DUE 2011

Wyomissing, Penn., (October 26, 2009) — Penn National Gaming, Inc. (PENN: Nasdaq) (“Penn”) today announced that it has called for redemption of all the $105,536,000 outstanding aggregate principal amount of its 6 7/8% senior subordinated notes due 2011 (CUSIP No. 707569AH2).   The redemption price is $1,000 per $1,000 principal amount of notes, plus accrued and unpaid interest to the scheduled redemption date, which is December 1, 2009.   Penn intends to fund the redemption of the notes from available cash, borrowings under its revolving credit facility or a combination thereof.

About Penn National Gaming

Penn National Gaming owns and operates gaming and racing facilities with a focus on slot machine entertainment.  The Company presently operates nineteen facilities in fifteen jurisdictions, including Colorado, Florida, Illinois, Indiana, Iowa, Louisiana, Maine, Mississippi, Missouri, New Jersey, New Mexico, Ohio, Pennsylvania, West Virginia, and Ontario.  In aggregate, Penn National’s operated facilities feature over 26,300 gaming machines, approximately 400 table games, over 2,000 hotel rooms and over 959,000 square feet of gaming floor space.

Forward-looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements about the redemption of the notes and the payment of the redemption price.  Actual results may vary materially from expectations.  Although Penn National Gaming, Inc. and its subsidiaries (collectively, the “Company”) believe that our expectations are based on reasonable assumptions within the bounds of our knowledge of our business and operations, there can be no assurance that actual results will not differ materially from our expectations.  Meaningful factors that could cause actual results to differ from expectations include, but are not limited to, risks related to the following: our ability to maintain regulatory approvals for our existing businesses and to receive regulatory approvals for our new businesses; the passage of state, federal or local legislation or referenda that would expand, restrict, further tax, prevent or negatively impact operations (such as a smoking ban at any of our facilities) in or adjacent to the jurisdictions in which we do business; the activities of our competitors and the emergence of new competitors; increases in the effective rate of taxation at any of our properties or at the corporate level; delays or changes to, or cancellations of, planned capital projects at our gaming and pari-mutuel facilities or an inability to achieve the expected returns from such projects; construction factors, including delays and increased cost of labor and materials; the ability to recover proceeds on significant insurance claims (such as claims related to the fire at Empress Casino Hotel); our ability to identify attractive acquisition and development opportunities and to agree to terms with partners for such transactions, the costs and risks involved in the pursuit of such opportunities and our ability to complete the acquisition or development of, and achieve the expected returns from, such opportunities; the availability and cost of financing; the maintenance of agreements with our horsemen, pari-mutuel clerks and other organized labor groups; the outcome of legal proceedings instituted against the Company in connection with the termination of the previously announced acquisition of the Company by certain affiliates of Fortress Investment Group LLC and Centerbridge Partners, L.P.; the effects of local and national economic, credit, capital market, housing, and energy conditions on the economy in general and on the gaming and lodging industries in particular; changes in accounting standards;  our dependence on key personnel; the impact of terrorism and other international hostilities; the impact of weather on our operations; and other factors as discussed in the Company’s Annual Report on Form 10-K for the year ended December 31, 2008, subsequent Quarterly Reports on Form 10-Q and Current Reports on Form 8-K as filed with the SEC.  The Company does not intend to update publicly any forward-looking statements except as required by law.

# # #